SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 19, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

     On June 19, 2003, PG&E Corporation and its subsidiary, Pacific Gas and Electric Company (Utility) and the staff of the California Public Utilities Commission (CPUC) announced a proposed settlement agreement regarding the competing plans of reorganization submitted in the Utility’s proceeding under Chapter 11 of the U.S. Bankruptcy Code pending in the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court).  The proposed settlement agreement, which the CPUC staff will recommend to the CPUC and to the Bankruptcy Court, follows judicially supervised settlement discussions before Judge Randall Newsome.  Under the proposed settlement agreement, the parties would agree to jointly support a proposed plan of reorganization (Settlement Plan) that embodies the terms and conditions contained in the settlement agreement.  PG&E Corporation and the Utility would agree that they would no longer propose to disaggregate the historic businesses of the Utility as provided for in PG&E Corporation’s and the Utility’s proposed plan of reorganization (PG&E Plan).  Instead the Utility would remain a vertically integrated utility subject to the CPUC’s jurisdiction.  In the proposed settlement agreement, the CPUC would acknowledge that it is fair and in the public interest to allow the Utility to recover, over a reasonable time, prior uncollected costs and to provide the opportunity for the Utility’s shareholders to earn a reasonable rate of return on the Utility’s business.

     The settlement agreement is subject to the approval of the Boards of Directors of PG&E Corporation and the Utility, and the CPUC and execution of the settlement agreement on or before December 31, 2003.  The CPUC will conduct a public hearing process before deciding whether or not to approve the settlement agreement.  A copy of the proposed settlement agreement is filed with this report as an exhibit.

     The settlement agreement is expressly conditioned on the preparation and approval by the Bankruptcy Court of the Settlement Plan, the disclosure statement for the Settlement Plan, and the Bankruptcy Court’s order confirming the Settlement Plan, each in form and substance reasonably satisfactory to each party.  The proposed settlement agreement provides, among other conditions, that the Settlement Plan would not become effective (Effective Date) until (1) Standard & Poor’s (S&P) and Moody’s Investors Service (Moody’s) have issued credit ratings for the Utility of not less than BBB- and Baa3, respectively, and (2) the CPUC has given final, nonappealable approval for all rates, tariffs, and agreements necessary to implement the Settlement Plan, although PG&E Corporation and the Utility would have the right to waive the finality provision.

      Among other terms, the settlement agreement provides that:

 Regulatory Asset

The CPUC would establish an after-tax regulatory asset of $2.21 billion (Regulatory Asset) as a new, separate and additional part of the Utility’s rate base. The Regulatory Asset would be amortized on a mortgage-style basis over nine years beginning January 1, 2004.  The details and mechanics of the amortization are set forth on Appendix A to the settlement agreement.

The net after-tax amount of any refunds, claim offsets or other credits from generators or other energy suppliers relating to the Utility’s power procurement costs that the Utility actually realizes in cash or by offset of creditor claims in its bankruptcy case would be applied to reduce the outstanding balance and the remaining amortization of the Regulatory Asset.  Amounts received in cash by the Utility from the master settlement agreement resolving an  El Paso Natural Gas Company matter pending before the Federal Energy Regulatory Commission (FERC) and related civil litigation may also effect such a reduction, if consistent with CPUC rules or orders.

The Regulatory Asset would earn a return on equity (ROE) of at least 11.22 percent for the life of the Regulatory Asset and after the equity component of the Utility’s capital structure reaches 52 percent, the authorized equity component of the Regulatory Asset would be no less than 52 percent for the life of the Regulatory Asset.

Balances in the Utility’s Transition Cost Balancing Account (which tracks the amount of the Utility’s undercollected transition and electricity procurement costs) as of the Effective Date would have no further impact on the Utility’s retail electric rates and would not be subject to further CPUC review except for verification of recorded balances.

The Utility’s rate base for its retained generation (URG) already established by the CPUC would be deemed just and reasonable and would not be subject to modification, adjustment or reduction, except as necessary to reflect capital expenditures and any change in authorized depreciation; provided that the CPUC would not be precluded from determining the reasonableness of any capital expenditures made on URG after the Effective Date.  The CPUC would commit that it would not reduce or impair the value of the Regulatory Asset or the URG rate base by taking the Regulatory Asset or the URG rate base, their amortization or earnings into account when setting other Utility revenue requirements and resulting rates.  The CPUC would not take the settlement agreement or the Regulatory Asset into account in establishing the Utility’s authorized ROE or capital structure.

The CPUC would timely act upon the Utility’s applications to collect in rates prudently incurred costs (including return of and return on) of any new, reasonable investment in utility plant and assets. The CPUC would promptly adjust the Utility’s rates consistent with Assembly Bill 57 and Senate Bill 1976 and the CPUC-California Department of Water Resources (DWR) Rate Agreement to ensure that the Utility collection of the following is not impaired:  (1) Fixed Transition Amounts to service existing Rate Reduction Bonds; (2) Regulatory Asset amortization and return; and (3) base revenue requirements (e.g., electric and gas distribution, URG, gas commodity procurement, existing QF contract costs and associated return).  The CPUC would not discriminate against the Utility by reason of the Utility’s bankruptcy, the Utility’s pending federal lawsuit against the CPUC Commissioners to recover its previously incurred costs of providing electric service from ratepayers under the federal filed rate doctrine (the “Filed Rate Case”), the settlement agreement, the Regulatory Asset, or any other matters addressed or resolved by the proposed settlement agreement.

Ratemaking Matters

The CPUC would maintain the Utility’s retail electric rates at current levels through December 31, 2003.  As of January 1, 2004, the CPUC may adjust the Utility’s retail electric rates prospectively consistent with the settlement agreement, Settlement Plan, the confirmation order and California law.  The proposed settlement agreement contemplates that retail electric rates will be reduced in January 2004, with future reductions thereafter.

The CPUC would set the Utility’s capital structure and authorized ROE in the Utility’s annual cost of capital proceedings in its usual manner; provided that, from January 1, 2004 until either S&P confers on the Utility a company credit rating of at least “A-” or Moody’s confers on the Utility a company credit rating of at least “A3,” the authorized ROE would be no less than 11.22 percent per year and the authorized equity ratio for ratemaking purposes would be no less than 52 percent, except that for 2004 and 2005, the authorized equity ratio would equal the greater of the forecast average equity ratio in the cost of capital proceeding and 48.6 percent.

Implementation of Ratemaking.   As soon as practicable after the CPUC decision approving the settlement agreement, the Utility would be required to file an advice letter to implement all the rate and tariff changes necessary to implement the Settlement Plan. The CPUC would act promptly on the advice filing and revised rates and tariffs and to review and issue a decision promptly on the merits of any application for rehearing of the approval of the advice filing.  The CPUC also would act promptly on certain of the Utility’s pending ratemaking proceedings, including the Utility’s pending 2003 General Rate Case.

Dividend Payments and Stock Repurchases.   There would be no restrictions on the ability of the Boards of Directors of the Utility or PG&E Corporation to declare and pay dividends or repurchase common stock, other than the capital structure and stand-alone dividend conditions contained in prior CPUC decisions authorizing the formation of the holding company.  Further, the Utility would agree that it would not pay any dividend on its common stock before July 1, 2004.

DWR Contracts.  The CPUC could require the Utility to accept assignment of or assume legal and financial responsibility for the DWR contracts only if the following conditions were met:  (1) the company credit rating for the Utility following such assumption  would be no less than “A” from S&P and “A2” from Moody’s, (2) the CPUC first made a finding that the contracts are just and reasonable, and (3) the CPUC had acted to ensure full and timely recovery in retail electric rates of all contract costs without further review.  The CPUC would retain the right to review administration and dispatch of the DWR contracts consistent with applicable law.

Headroom Revenues.   The CPUC would agree that the “headroom”, surcharge and base revenues accrued or collected by the Utility through and including December 31, 2003 are property of the Utility’s Chapter 11 estate, have been or will be used for utility purposes, including to pay claims in the Chapter 11 case, have been included in the Utility’s retail electric rates consistent with state and federal law, and are not subject to refund. For this purpose, “headroom” means the Utility’s total net after-tax income reported under GAAP, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy-related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of the Utility’s 2003 General Rate Case.  The settlement agreement provides that if “headroom” revenues accrued by the Utility during 2003 are greater than $875 million, the Utility will refund the excess to ratepayers and if “headroom” revenues are less than $775 million, the CPUC would allow the Utility to collect the shortfall.

 Dismissal of Filed Rate Case, Other Litigation and Proceedings.

On or as soon as practicable after the later of the Effective Date or the date the CPUC decision approving the settlement agreement is final and nonappealable, the Utility would dismiss with prejudice the Filed Rate Case and withdraw the PG&E Plan.  In exchange, on or before January 1, 2004, the CPUC would establish and authorize the collection of the Regulatory Asset and the URG rate base, and, as soon as practicable after the Effective Date, resolve the pending Annual Transition Cost Proceeding in which the CPUC is reviewing the reasonableness of the Utility’s procurement costs incurred during the energy crisis with no adverse impact on the Utility’s cost recovery as filed.

On or as soon as practicable after the later of the Effective Date or the date the CPUC decision approving the settlement agreement is final and nonappealable, the Utility, PG&E Corporation, on the one hand, and the CPUC, on the other, will execute full mutual releases and dismissals with prejudice of certain claims, actions or regulatory proceedings, as specified in the settlement agreement, arising out of or related in any way to the energy crisis or the implementation of AB 1890, including the CPUC’s investigation into past holding company actions during the energy crisis (but only as to past actions, not prospective matters).

Withdrawal of Applications in Connection with PG&E Plan.   The Utility and PG&E Corporation would agree that upon execution of the settlement agreement, they will request a stay of all proceedings before the FERC, the Nuclear Regulatory Commission (NRC), the Securities and Exchange Commission (SEC), and other regulatory agencies relating to approvals sought to implement the PG&E Plan.  On the Effective Date or as soon thereafter as practicable, the Utility and PG&E Corporation would withdraw or abandon all applications for such regulatory approvals.

Treatment of Creditors.  The treatment of creditors under the proposed Settlement Plan would be consistent with that provided in the PG&E Plan, except that those creditors that were to receive long-term notes to be issued by the limited liability companies contemplated under the PG&E Plan or a combination of cash and such long-term notes would be paid entirely in cash.  It is anticipated that all of the Utility’s existing trade and financial debt, except for certain pollution control bond-related obligations, would be paid in cash under the Settlement Plan.  It is further anticipated that these certain obligations and the Utility’s preferred stock would be reinstated under the Settlement Plan. The Settlement Plan would provide for necessary financing including interest rate hedging and would specify creditor treatment. It is anticipated that the Utility would issue approximately $8 billion in debt securities under the Settlement Plan.

Environmental Measures.   The Utility would implement three environmental enhancement measures:

the Utility would encumber with conservation easements or donate approximately 140,000 acres of land to public agencies or non-profit conservation organizations,

environmental enhancements associated with these lands funded over 10 years with $70 million of ratepayer funding,

the creation of a non-profit corporation funded by shareholders with $15 million over five years dedicated to support research and investment in clean energy technology, primarily in the Utility’s service territory.

Waiver of Sovereign Immunity.  In connection with any action or proceeding concerning the enforcement of the settlement agreement, the Settlement Plan or the confirmation order or other determination of the parties’ rights under the settlement agreement, the Settlement Plan or the confirmation order, the CPUC would agree to waive all existing and future rights of sovereign immunity, and all other similar immunities, as a defense. The CPUC would agree to consent to the jurisdiction of any court or other tribunal or forum for such actions or proceedings including, but not limited to, the Bankruptcy Court.

Term and Enforceability. The settlement agreement would generally terminate nine years after the Effective Date. The parties would agree that the Bankruptcy Court will have jurisdiction over the parties for all purposes relating to enforcement of the settlement agreement, the Settlement Plan, and the confirmation order.  The parties also would agree that the settlement agreement, the Settlement Plan or any order entered by the Bankruptcy Court contemplated or required to implement the settlement agreement or the Settlement Plan would be enforceable under federal law, notwithstanding any contrary state law or future decisions or orders of the CPUC.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 – Proposed Settlement Agreement among PG&E Corporation, Pacific Gas and Electric Company, and the California Public Utilities Commission

Cautionary Statement

Although PG&E Corporation and the Utility are unable to predict whether or when the settlement agreement and Settlement Plan will become effective, it is anticipated that both the CPUC and the Bankruptcy Court approvals to implement the settlement could occur by the end of the year, enabling the financing and repayment of the creditors to occur in the first quarter of 2004.  This statement and other statements in this report about the anticipated implementation of the settlement agreement and the Settlement Plan are forward-looking statements. Actual results may differ materially from the outcomes contemplated in the forward-looking statements.  Whether or when the settlement agreement and the Settlement Plan become effective and to what extent PG&E Corporation and the Utility are able to achieve the anticipated benefits of the Settlement Plan are subject to many risks and uncertainties, including:

The outcome and the timing of the CPUC’s proceeding to approve the settlement agreement and the resulting retail electric rates,

The outcome and the timing of the Bankruptcy Court’s proceeding to confirm the Settlement Plan,

Whether the required credit ratings to implement the Settlement Plan are obtained,

The outcome of any litigation that may arise to challenge the settlement agreement or the Settlement Plan, including the prosecution of any appeals related to the CPUC order approving the settlement agreement or the Bankruptcy Court’s confirmation order and the affect any pending appeals may have on the ability of the Utility to complete the financing contemplated under the Settlement Plan,

The outcome of the case pending before the California Supreme Court to consider the CPUC’s authority to enter into a settlement agreement with Southern California Edison,

The impact of future ratemaking actions of the CPUC,

Changes that may be made to California's electric industry restructuring legislation and to other applicable regulations, including for example, legislation that would repeal major portions of the electric industry restructuring law or that would extend the CPUC's jurisdiction to regulate certain activities of the parent companies of the California investor-owned electric and gas utilities,

Future equity or debt market conditions, future interest rates, future credit ratings, and other factors that may affect the ability to implement the Settlement Plan or affect the terms, amount, and value of the debt securities proposed to be issued under the Settlement Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By: BRUCE R. WORTHINGTON

BRUCE R. WORTHINGTON Senior Vice President and General Counsel

PACIFIC GAS AND ELECTRIC COMPANY

By: ROGER J. PETERS

ROGER J. PETERS Senior Vice President and General Counsel

Dated:  June 19, 2003